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                                                                     EXHIBIT 8.1


                        LIST OF SIGNIFICANT SUBSIDIARIES

                                               PLACE OF         OWNERSHIP
                COMPANY                     INCORPORATION       INTEREST
        -------------------------------  ------------------   ------------
        Delta Galil USA. Inc.             Delaware, U.S.A.        100%

        Auburn Hosiery Mills Inc.         USA                     100%

        Burlen Corporation                USA                     100%

        Delta Galil Europe Ltd.           U.K.                    100%

        Delta Galil Holland B.V.          Holland                 100%

        Delta Textile Egypt  - Free       Egypt                   100%

        Zone S.A.E.

        Century Wear Corporation (WLL)    Jordan                  50%(1)

        Dominion Hosiery Inc.             Canada                  100%

        Sport Socks Co. Ltd               Ireland                 100%

        Delta Textile Marketing Ltd.      Israel                  100%

        Delta Textile (New York) Ltd.     New York, U.S.A.        100%


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(1)     Delta Galil effectively controls this joint venture as a result of holding an additional controlling share.